Exhibit 5.2

Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe, Middle East

& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Munich

Paris

Prague

Riyadh

Rome

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia*

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre*

Rio de Janeiro*

Santiago

Sao Paulo*

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

*	Associated Firm

Baker & McKenzie Luxembourg 10-12, Boulevard Roosevelt L-2450 Luxembourg Tel: +352 26 18 44 1 Fax: +352 26 18 44 99 www.bakermckenzie.com

To:

Whirlpool Finance Luxembourg S.à r.l.

16, rue Erasme

L-1468 Luxembourg

Grand Duchy of Luxembourg

Whirlpool EMEA Finance S.à r.l.

16, rue Erasme

L-1468 Luxembourg

Grand Duchy of Luxembourg

(the “Addressees”)

Luxembourg, 20 December 2023

Re.: Whirlpool Finance Luxembourg S.à r.l. and Whirlpool EMEA Finance S.à r.l.

I.	Introduction

We are lawyers qualified to practice law in the Grand Duchy of Luxembourg (“Luxembourg”) and have been appointed by you, in order to provide you with this legal opinion under Luxembourg law with respect to the existence and capacity of:

1.

Whirlpool Finance Luxembourg S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Erasme, L-1468, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B209573 (a “Company”); and

2.

Whirlpool EMEA Finance S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Erasme, L-1468, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B223.569 (a “Company” and together with Whirlpool Finance Luxembourg S.à r.l., the “Companies”),

in connection with a Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended (the “Securities Act”) by Whirlpool Corporation (“Whirlpool”) on December 20, 2023 (the “Registration Statement”). The Registration Statement relates to, among other things, the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of an unspecified amount of senior debt securities (the “Senior Debt Securities”) and guarantees of the Senior Debt Securities by Whirlpool (the “Guarantees” and, together with the Senior Debt Securities, the “Securities”).

Baker & McKenzie Luxembourg is a member of Baker & McKenzie International, a Swiss Verein.

II.	Scope of the legal opinion

1.

This legal opinion is strictly confined to the specific matters of Luxembourg law and has been prepared without considering the implications of any laws of any jurisdictions other than Luxembourg and, accordingly, we express no opinion with regard to any systems of law other than the laws of Luxembourg.

2.

This legal opinion is strictly limited to the matters stated herein. This legal opinion may not be read as extending by implication to any matters not specifically referred to. Where an assumption is stated to be made in this legal opinion it shall mean that we have not made an investigation with respect to the matters subjected to such assumption.

3.

We have, for the purpose of this legal opinion, solely examined the documents (originals, copies, electronic or facsimile copies) that are listed as Examined Documents in Schedule 1 hereto. We do not opine on any other documentation to be entered into by the Companies in the framework of the transaction contemplated by the issuance of the Senior Debt Securities.

4.	We have not referred to or relied upon any documentation other than the Examined Documents and have not made any other inquiries or investigations but those stated in this legal opinion.

5.

Other than inquiries and investigations stated in this legal opinion as we have deemed relevant and necessary to provide the opinions set forth herein, we are not responsible for (a) investigating and verifying the accuracy of the statements of fact and the reasonableness of (i) any statements of opinion, (ii) intention, and (iii) representations and warranties contained in the Examined Documents, (b) verifying that no material facts or contractual provisions have been omitted and (c) verifying whether the parties thereto (which for the avoidance of doubt, includes the Companies) or any of them have complied, or will comply with the Examined Documents and with the terms and conditions of any obligations binding upon such parties.

6.	The declarations made in this legal opinion are stated and are only valid as at the date hereof.

7.

We shall have no duty to inform the Addressees of any changes in Luxembourg law, in the legal status of the Companies or any other circumstance, occurring after the date of this legal opinion and which affect the matters addressed herein.

8.

In this legal opinion, unless otherwise specified, the terms “law”, “Laws”, “legislation”, “regulation”, “Luxembourg law” and all other similar terms refer to all laws and regulations that are applicable within the territory of the Grand Duchy of Luxembourg, and deriving from laws enacted by the Luxembourg legislator, decisions of Luxembourg public authorities, and/or judgements and orders of Luxembourg courts published in Luxembourg legal gazettes.

9.	We do not give any opinion with respect to the compliance of the Companies with Luxembourg accounting and tax law.

III.	Statements of legal opinion

On the basis of and subject to the scope set out above and to the assumptions and qualifications set out below and to any matters not disclosed to us, we are of the opinion that:

1.	Each of the Companies is a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg.

2.	Each of the Companies has the capacity under the Articles of Association to issue the Senior Debt Securities.

3.

When all necessary corporate actions have been taken by the board of managers of the Companies to authorize the form, terms, execution and delivery by the Companies of the Senior Debt Securities, the Senior Debt Securities will be duly authorized according to Luxembourg laws.

4.	The issuance of the Senior Debt Securities by the Companies will not conflict with the Articles of Association or Luxembourg laws applicable to the existence and capacity of the Companies.

IV.	Assumptions

In rendering this legal opinion, we have, without verification or other enquiry, assumed that:

1.

All signatures are genuine, all the Examined Documents submitted to us as originals are authentic, complete and accurate, and all Examined Documents submitted to us as copies, electronic or facsimile copies conform with the original documents.

2.	The persons purported to have signed the Examined Documents actually signed them.

3.	There is no provision of the laws of any jurisdiction (other than the laws of Luxembourg) which would or might have any implication in relation to the opinions expressed herein.

4.

The Examined Documents contain all relevant information, which is material for the purposes of this legal opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) or any other matter which renders such information inaccurate, incomplete or misleading or which affects the opinions stated in this legal opinion.

5.	The Articles of Association have not been amended.

6.

The information contained in the Extracts and the Negative Certificates is true and accurate on the date hereof, in particular the Companies have not been granted a suspension of payments or declared bankrupt or been subject to any similar procedure (which includes, without limitation judicial reorganisation (réorganisation judiciaire), moratorium of payments (sursis de paiement), judicial liquidation (liquidation judiciaire), judicial reorganisation (réorganisation judiciaire) or foreign court decision as to faillite, concordat or analogous procedures according to Regulation 2015/848 and no interim receiver (administrateur provisoire) or similar officer has been appointed with respect to the Companies and the Companies are not subject to a judicial decision reclassifying administrative dissolution without liquidation (dissolution administrative sans liquidation) procedure, or a decision by the manager of the Luxembourg Trade and Companies Register to open or close administrative dissolution without liquidation (dissolution administrative sans liquidation) procedure.

7.	Each of the Companies has its central administration in Luxembourg.

8.	The centre of main interests of the Companies within the meaning of Regulation 2015/848 is located at the place of its registered office in Luxembourg.

9.

Each Company (i) does not carry on any industrial activity nor any activity which would fall under the law of 5 April 1993 on the financial sector, as amended, (ii) is not subject to the law dated 2 September 2011 governing the right of establishment, and (iii) is not subject to the law dated 12 July 2013 relating to alternative investment fund managers, as amended, and any regulations adopted in application of such laws.

10.	The Companies comply with all legal requirements of the Luxembourg law dated 31 May 1999 regarding the domiciliation of companies, as amended.

11.	No judicial decision has been rendered which might restrain the Companies from issuing the Senior Debt Securities.

12.	The authority granted by the Resolutions has not been revoked.

13.	The issuance of the Senior Debt Securities will be in the corporate interest (intérêt social) of the Companies.

V.	Qualifications

1.

In this legal opinion, some Luxembourg legal concepts are expressed in English terms and not in their original French terms. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of Luxembourg and this legal opinion should be read and understood accordingly. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

2.	Translation into French or German language from all or from part of the Examined Documents may be required by a Luxembourg court in any proceedings where the Examined Documents might be produced.

3.

The corporate documents of a Luxembourg company are only enforceable against third parties after their publication in the Recueil Electronique des Sociétés et Associations (RESA), except where such third parties have knowledge thereof. Third parties may however rely thereon prior to such publication. For the fifteen (15) days following such publication, the corporate documents of a Luxembourg company would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

4.

A power of attorney or mandate (mandat), as well as any other agency provisions (including but not limited to, powers of attorney and mandates expressed to be irrevocable) granted and all appointments of agents by the Companies, explicitly or by implication, will, unless otherwise provided, terminate by law and without notice upon the occurrence of insolvency events affecting the Companies and, under Luxembourg law, may be capable of being revoked by the Companies despite their being expressed to be irrevocable.

5.

The Negative Certificates only reflect whether on 19 December 2023 a judicial decision according to which the Companies is subject to certain judicial proceedings has been registered with the Luxembourg Trade and Companies Register. It cannot be excluded that a judicial decision (for example a decision opening an insolvency proceedings) against any of the Companies has been taken but does not appear in the Negative Certificates. The registration of a matter required to be registered under the law dated 19 December 2002 on the trade register and accounting of undertakings, as amended, must be requested by the relevant person at the latest one month after the occurrence of the event subject to registration; as a consequence (i) a delay may exist between the moment a judicial decision has been rendered and is effective and the registration thereof in the Luxembourg Trade and Companies Register, and (ii) it cannot be excluded that no registration has occurred in the Luxembourg Trade and Companies Register within the period of one month if the request for registration has not been and is not made by the relevant person; as a consequence the Negative Certificates are not conclusive as to the opening and existence or not of judicial decisions or judicial proceedings and, as to whether or not a petition or request for any of the judicial proceedings has been presented or made.

VI.	Benefit of opinion

1.	This legal opinion is given solely for the benefit of the Addressees.

2.

This legal opinion may not be relied upon by any person other than the Addressees, or used by, circulated, quoted or referred to, nor copies hereof delivered to, any other person other than Kirkland & Ellis LLP (as Companies’ legal advisor) without our prior written approval, except that the Addressees may disclose this opinion on a non-reliance basis if required to do so by law or regulation, or required or requested to do so by any court or regulatory, governmental or other competent agency or authority.

3.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

VII.	Applicable law and jurisdiction

As stated in paragraph II. 1., this legal opinion herein is exclusively based upon, governed by and shall be construed in accordance with the laws of Luxembourg effective on the date hereof.

Luxembourg courts shall have exclusive jurisdiction to settle any dispute, proceeding, suit or action that may arise out of or be in connection with this legal opinion.

Yours faithfully,

/s/ Laurent Fessman
Laurent Fessmann
Partner

Schedule 1: Examined Documents

1.	The Registration Statement and the exhibits thereto.

2.	“Articles of Association” means:

(i)	An electronic copy of the articles of association of Whirlpool Finance Luxembourg S.à r.l. contained in the minutes of the extraordinary general meeting held on 17 August 2018; and

(ii)	An electronic copy of the articles of association of Whirlpool EMEA Finance S.à r.l., contained in the deed of incorporation dated 4 April 2018.

3.	“Resolutions” means:

(i)	An electronic copy of the minutes of a meeting of the board of managers of Whirlpool Finance Luxembourg S.à r.l. dated 11 December 2023; and

(ii)	An electronic copy of the minutes of a meeting of the board of managers of Whirlpool EMEA Finance S.à r.l. dated 11 December 2023.

4.	An electronic extract of the Luxembourg Trade and Companies Register relating to each of the Companies dated 20 December 2023 (each an “Extract” and together the “Extracts”).

5.

An electronic certificate of non-inscription of a judicial decision or administrative dissolution without liquidation issued by the Luxembourg Trade and Companies Register on 20 December 2023 relating to the Companies (each an “ Negative Certificate” and together the “Negative Certificates”).

The documents described under items 1. to 5. are referred as the “Examined Documents”.